Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT, dated as of December 30, 2008 (this “Amendment”), is by and between Interval Leisure Group, Inc. (the “Company”) and                        (“Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of [July 31], 2008 (the “Original Agreement”) effective August 20, 2008 relating to the employment of the Executive by the Company;

WHEREAS, the Company and Executive desire to make certain amendments to the Original Agreement pursuant to the terms and subject to the conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

1.             Amendment to Section 8A.  Section 8A of the Original Agreement shall be replaced in its entirety with the following:

“8A.        SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)           This Agreement is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder (“Section 409A”).  It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

(b)           To the extent that any reimbursement pursuant to this Agreement is taxable to Executive, Executive shall provide the Company with documentation of the related expenses promptly so as to facilitate the timing of the reimbursement payment contemplated by this paragraph, and any reimbursement payment due to Executive pursuant to such provision shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred.  Such reimbursement obligations pursuant to this Agreement are not subject to liquidation or exchange for another benefit and the amount of such benefits that Executive receives in one taxable year shall not affect the amount of such benefits that Executive receives in any other taxable year.”

2.             Amendments to Standard Terms and Conditions.  The following amendments shall be made to the Standard Terms and Conditions attached to and incorporated into the Original Agreement (the “Standard Terms and Conditions”):

a.             Section 1(d)(i) of the Standard Terms and Conditions shall be amended to add after the phrase “the Company’s payroll practice as in effect from time to time)” the following,  “, beginning in the third month following the month in which Employee’s Separation from Service (as such term is defined below) took place.”

b.             Section 7 of the Standard Terms and Conditions shall be renumbered as Section 8 and the following new Section 7 shall be inserted:

“7.          SECTION 409A.

(a)           For purposes of this Agreement, a “Separation from Service” occurs when Executive dies, retires or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)           It is intended that any amounts payable under this Agreement and the Company’s and Executive’s exercise of authority or discretion hereunder shall comply with and avoid the imputation of any tax, penalty or interest under Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.”

3.             No Other Amendments.  Except for modifications specifically set forth in this Amendment, the Original Agreement shall remain in full force and effect without any other modification.

4.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Florida, without regard to principles of conflicts of law therein.

5.             Miscellaneous.  The invalidity or unenforceability of any particular provision of this Amendment shall not affect the other provisions hereof, and this Amendment shall be construed in all respects as if the invalid or unenforceable provision were omitted. No alteration, modification, amendment or addition shall be valid unless expressed in writing and signed by or on behalf of Parent and the party against which such alteration, modification, amendment or addition is to be enforced.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed on the date first written above.

INTERVAL LEISURE GROUP, INC.

By:
Name:
Title:

[name of Executive]